EXHIBIT 10(O)

EXECUTION VERSION

January 7, 2014

Mr. Craig Leavitt
[XXXXX]

Re:                             Employment Agreement

Dear Craig:

This is your EMPLOYMENT AGREEMENT (this “Agreement”) with Fifth & Pacific Companies, Inc., a Delaware corporation (the “Company”).  Effective January 1, 2014 (the “Effective Date”), this Agreement sets forth the terms and conditions of your employment with the Company.

1.                        Your Position, Performance and Other Activities.

(a)                   Position.  You will become Chief Executive Officer of the Company beginning on the date that the current Chief Executive Officer of the Company ceases to serve in that position, which in no event will be later than March 31, 2014 (your “Position Start Date”).  From the Effective Date until your Position Start Date, you will continue to hold the position of Co-President and Chief Executive Officer of Kate Spade, LLC.

(b)                   Responsibilities and Reporting; Board Membership.  Beginning on your Position Start Date, you will report directly (and only) to the Board of Directors of the Company (the “Board”) and will have all authority and responsibility of, and will perform such duties as are consistent with, your position as Chief Executive Officer (including services as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Company, without additional compensation).  In addition, effective on your Position Start Date, you will be appointed as a member of the Board.  Thereafter, during your Term of Employment (as defined in Section 2), the Board will nominate you for election or re-election as a member of the Board as and when your term as a director would otherwise expire.  To the extent you are a director of the Company during the Term of Employment, you agree to serve without additional compensation.  Until your Position Start Date, your reporting, authority and responsibility will continue as currently in effect.  You will be based at the Company’s principal executive offices (currently in New York, New York), subject to customary travel requirements.

(c)                    Performance.  During the Term of Employment, except as permitted by Section l(d), you agree to (1) devote your full business time and attention to the business and affairs of the Company and to faithfully and diligently perform, using your best efforts, all of your duties and responsibilities under this Agreement; (2) abide by all written policies of the Group (as defined below) from time to time in effect which apply to similarly situated senior executives of the Group; and (3) not take any action or conduct yourself in any manner which would cause harm to the reputation or goodwill of the Group (other than de minimis harm).  As used herein, the term “Group” means the Company and the Company’s subsidiaries or affiliates.

(d)                   Other Activities.  During the Term of Employment, except as otherwise approved in writing by the Board, you will not render any business, commercial or professional services to any person or entity not in the Group.  However, you may engage in charitable and community activities and manage your personal investments and affairs so long as the activities do not, individually or collectively, either (1) interfere with the performance of your duties and responsibilities of your employment or (2) constitute restricted activities under the terms of your Executive Severance Agreement with the Company, dated as of the Effective Date (your “ESA”).  Service on the board of any entity (whether for profit or not for profit) must be approved in advance by the Board.

2.                        Term of Your Employment.

Your employment under this Agreement will begin on the Effective Date and end on December 31, 2014 unless renewed or terminated early.  Your Term of Employment (as defined below) will automatically renew for successive one-year periods on each scheduled end date unless the Company delivers to you, or you deliver to the Company, a notice of non-renewal (a “Nonrenewal Notice”) at least 180 days before the next automatic extension (the original and such successive terms being referred to collectively as your “Term of Employment”).  Your Term of Employment may be terminated early as set forth in your ESA.  For the avoidance of doubt, all notices under this Agreement or your ESA must be made in the manner set forth in Section 8 of your ESA.

3.                        Your Regular Compensation.

(a)                   Salary.  From the Effective Date until your Position Start Date, your Salary will remain at the current rate.  Starting on your Position Start Date, your annual base salary (your “Salary”) will increase to $1,500,000.  Beginning in fiscal year 2015, the Board will review your Salary at least annually during your Term of Employment and may increase it at any time in its discretion based on your performance.  However, your Salary may not be decreased at any time (including after any increase), and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement.  Your Salary will be paid in accordance with the Company’s normal payroll practices for its senior executives.

(b)                   Annual Bonus.  During your Term of Employment, you will participate in the Company’s annual cash bonus plan, as it may exist from time to time, upon the same terms and conditions as other senior executive officers of the Company.  Starting on the Effective Date, your target bonus under the plan for each fiscal year during your Term of Employment will be 150% of your Salary and you will have an opportunity to earn an annual cash bonus of up to 200% of your target.  For 2014, your annual bonus will include your performance from the Effective Date calculated based on your Salary as in effect beginning on your Position Start Date and will not be prorated to reflect the time not served as the Chief Executive Officer of the Company prior to the Position Start Date.

(c)                    Long Term Incentive Award.  For each fiscal year during your Term of Employment, you will be entitled to long term incentive awards having a total target and/or grant date value of no less than $5,000,000 on an annualized basis.  Your long term incentive awards may be made annually or over some other basis (provided that any performance period will not exceed three years) and will be granted at the same time as

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such awards are granted to other senior executive officers of the Company.  Performance metrics and their weightings will be communicated to you in writing on or before March 31 of the first year of each performance period.  For the 2014 fiscal year, your long term incentive award will comprise an award of market share units, and an award of performance shares, with each type of award representing 50% of the total grant-date value of $5,000,000 and subject to the terms and conditions described in Annex A.  For years after the 2014 fiscal year during your Term of Employment, your long term incentive awards will have the terms and conditions described in Annex B.  For the avoidance of doubt, your 2014 long term incentive award will not be pro-rated to reflect the time before your Position Start Date.

4.                        Your One-Time Compensation.

(a)                   Staking Grant.  Within three business days of your execution of this Agreement, you will be granted a one-time grant of market share units with a grant date value of $9,000,000, with the number of market share units determined based on the average official closing price per share over the 40-trading days ending with and including the date this Agreement is executed.  The award will be granted under the Company’s 2013 Stock Incentive Plan and will be subject to such further terms and conditions as set forth in the applicable award agreement, in the form attached hereto as Annex C, with appropriate modifications as necessary to fill in blank spaces therein and set forth a number of units.

(b)                   Additional One-Time Payment.  On the Company’s disposition of Lucky Brand Jeans, in lieu of the grant of your 2013-2015 LTIP award, you will receive a cash payment equal to the pro rata portion of $4,500,000, prorated to reflect the number of months from January 1, 2013 through the date of disposition out of a total of 36 months; provided that, if you do not receive this additional one-time payment by February 15, 2014, the Company will provide you with an initial payment of $1,000,000 and shall make the remainder of the payment upon the disposition.

5.                        Other Employee Benefits.

(a)                   Paid Time Off.  You will be entitled to annual paid time off during the Term of Employment on a basis that is at least as favorable as that provided to other Company senior executives.

(b)                   Business Expenses.  The Company will reimburse you during the Term of Employment, in accordance with its standard policies from time to time in effect, for such reasonable vouchered out-of-pocket business expenses as may be incurred by you during the Term of Employment in the performance of your duties and responsibilities under this Agreement.

(c)                    Fringe Benefits.  In connection with your entry into this Agreement, the Company adopted the Senior Executive Officer Benefits Policy, which will apply beginning on your Position Start Date.  The benefits provided under the Senior Executive Officer Benefits Policy may not be materially and adversely changed without your written consent (not to be unreasonably withheld).

(d)                   Employee Benefit Plans.  During the Term of Employment, you and your family may participate, generally on the same basis as other similarly situated senior executives of the Group, in accordance with and subject to the respective terms and

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conditions thereof as to eligibility and otherwise, in the Group’s retirement, medical, dental, vision, long-term disability and life insurance programs and employee discount purchase program, as such may exist from time to time.

(e)                    Stock Ownership Requirement.  Beginning on your Position Start Date, you will be subject to the Company’s Stock Ownership Requirement, which currently requires holding shares equal to 5 times your Salary within 5 years of your Position Start Date.  As required by the Company’s Stock Ownership Requirement, 75% of any netted shares received from any equity incentive award must be retained until your stock ownership requirement has been met.  In addition, you agree that, on your resignation of employment from the Company without Good Reason or due to your retirement, you will retain the number of Company shares that you have retained as of the date of termination to comply with your stock ownership requirement for at least six months.  Beginning on the six-month anniversary of your separation date, you may sell 50% of those shares and you may sell the remainder beginning on the one-year anniversary of your separation date.  From the Effective Date until January 1, 2016, your stock ownership requirement may not be materially increased without your written consent.  If the stock ownership requirement increases, the increase will be (1) an increase that generally applies to all senior executive officers and (2) reasonable and consistent with current market practice at the time of the increase, and you will have five years to comply with the incremental increased amount.

(f)                     Plans May be Changed; Award Agreements.  Your rights under this Agreement with respect to the Company’s compensation and benefits plans and programs and other perquisites and policies set forth in Sections 5(a), 5(b) and 5(d) will not preclude the Company from modifying or terminating any such program, perquisite or policy, subject to your right, in accordance with the terms of this Agreement, to participate in or be eligible for such program, perquisite or policy as so modified or any replacement thereof.  Any compensation or benefits granted pursuant to a Company plan will be subject to the terms and provisions of such plan and any award agreement.

6.                        Early Termination of Your Employment.

(a)                   ESA.  Beginning on the Effective Date, the Term of Employment may be terminated in accordance with the ESA, and all of your rights and the Company’s obligations in connection with such termination will be determined in accordance with the ESA.  For the avoidance of doubt, if your Term of Employment is terminated by delivery of a Nonrenewal Notice by the Company, the termination will be treated as a termination without Cause, and if your Term of Employment is terminated by delivery of a Nonrenewal Notice by you, the termination will be treated as a termination without Good Reason, in each case for purposes of your ESA and any applicable equity award agreement.  The release required in Section 3(f) of the ESA will be substantially in the form set forth in Annex D and the Company will provide you the release within seven (7) days following your date of termination.

(b)                   Additional Restrictive Covenants.  In addition to the covenants set forth in Section 5 of the ESA:

(1)                                 The Company agrees that, during the Restricted Period (as defined in your ESA), the Company will take no action which is intended, or would reasonably be expected, to harm you or your reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity for you; provided, however, that nothing in this Section 6(b)(1) or the ESA will prohibit you or the Company from

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making truthful statements to any government agency, in response to any subpoena or as otherwise may be required by applicable law.

(2)                                 The Company agrees not to publicly or privately make or publish any statement (oral or written) that would disparage, criticize or defame you, and the Company will do its best to ensure that the Company’s managers, officers and directors also do not publicly or privately make or publish any statement (oral or written) that would disparage, criticize or defame you; provided, however, that nothing in this Section 6(b)(2) or the ESA will prohibit you or the Company from making truthful statements to any government agency, in response to any subpoena or as otherwise may be required by applicable law.

(c)                    Sole Remedy.  Your rights set out in Sections 3(c) and 6 will constitute your sole and exclusive rights and remedies as a result of your actual or constructive termination of employment, and you hereby waive any such other claims against the Group in such event.  This Agreement does not provide any termination entitlements separate from your ESA.

7.                        Successors.

(a)                   Assignment by You.  You may not assign this Agreement without the Company’s written consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to affect any of the preceding in violation of this Section 7(a), whether voluntary or involuntary, will be void.

(b)                   Company’s Successors.  Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement and the ESA in writing and (2) a copy of the assumption to be provided to you.  The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.  After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement and the ESA.  This provision is in lieu of the application of Section 9(g) of the ESA.

8.                        Section 409A.

It is the parties’ intention that the payments to which you could become entitled in connection with your employment under this Agreement be exempt from being considered “deferred compensation” pursuant to Section 409A of the Internal Revenue Code (the “Code”) as a short-term deferral, or, if any such payment is deemed to be “deferred compensation,” will otherwise comply with Section 409A of the Code and the regulations promulgated thereunder.  In the event that any such payment is considered “deferred compensation” under Section 409A of the Code that is payable to you upon your termination of employment, and if at such time you are deemed a covered key employee of the Company such that your payment(s) is subject to the six-month waiting period pursuant to Section 409A of the Code, all affected payments to you will be delayed until

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the expiration of such six month period.  In the event of any such deferral, you will be entitled to interest on the amount deferred at a rate equal to the highest prime rate (or base rate) reported for the first business day of such six month period in the money rates column or section of The Wall Street Journal as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of such date.  This Section 8 will apply to your ESA as if set forth in the ESA.

9.                        General Provisions.

(a)                   Construction.  References (1) to Sections are to sections of this Agreement unless otherwise stated; (2) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; and (3) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.  The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.  Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”  It is your and the Company’s intention that this Agreement not be construed more strictly with regard any party.

(b)                   Prior Agreement; Entire Agreement.  On the Effective Date, this Agreement supersedes in its entirety your Employment Agreement dated February 29, 2008, as amended June 13, 2011 and as further amended December 18, 2012, with Liz Claiborne, Inc. (your “Prior Employment Agreement”) except that the settlement of your 2011-2013 LTIP will be made in accordance with Section 3(d) of your Prior Employment Agreement.  This Agreement, the ESA and any applicable agreements for bonuses and equity awards described in Sections 3(b), 3(c) and 4 contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, term sheets, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

(c)                    Interaction with Other Documents.  If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and you conflicts with any provision of this Agreement and the ESA, the provision of this Agreement and the ESA will control and prevail.

(d)                   Withholding.  You and the Company will treat all payments to you under this Agreement as compensation for services as an employee.  Accordingly, the Company will withhold from any payment any taxes that are required to be withheld under any law, rule or regulation (and, for the purpose of clarity, all amounts set forth herein will represent gross amounts in U.S. dollars, prior to the deduction for employment and income taxes).

(e)                    No Conflict.  You represent and warrant that you are not a party to or subject to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the Company in all of the respects contemplated hereby.  The Company

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represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

(f)                     Indemnification.  The Company will provide you with director and officer indemnification to the same extent provided to similarly-situated senior executives of the Group.

(g)                    No Set-off or Mitigation.  Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else.  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

(h)                   Notices.  Section 8 of the ESA will apply to this Agreement as if set forth herein.

(i)                       Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(j)                      Survival.  To the extent that any provision of this Agreement would require the survival of such provision beyond the Term of Employment in order to effectuate its intent, such provision will survive the Term of Employment according to its terms.

(k)                   Counterparts.  This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.  Electronic, PDF and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

(l)                       Legal Fees.  The Company will reimburse you for any reasonable legal fees incurred by you in connection with reviewing, negotiating and finalizing this Agreement, the ESA and the documents related thereto in an amount not to exceed $75,000.

10.                 Remedies; Disputes; Governing Law.

Sections 6 and 9(a)-(e) of the ESA apply to this Agreement as if set forth herein.  For the avoidance of doubt, you and the Company understand and agree that any controversy arising out of or relating to this Agreement or the breach hereof will be settled by JAMS Arbitration in the City of New York in accordance with the ESA.

*                                  *                                  *

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Very truly yours,

Fifth and Pacific Companies, Inc.

/s/Arthur Martinez
By:	Arthur Martinez
Chair, Compensation Committee
Authorized Signatory

By signing below, I certify that I (1) have received copies of this Agreement and the ESA referred to in it for review and study before signing them, (2) have read this Agreement and ESA carefully before signing them, (3) have had sufficient opportunity to review the Agreement and ESA with any advisor I desired to consult, including legal counsel, (4) have had sufficient opportunity before signing them to ask any questions about this Agreement and/or ESA and have received satisfactory answers to all such questions, and (5) understand my rights and obligations under this Agreement and ESA.

Accepted and agreed:

/s/ Craig Leavitt
Craig Leavitt

Annex A

2014 Long Term Incentive Award

Terms and Conditions

2014 Market Share Units

•                  Expected date of grant is March 1, 2014;

•                  Market Share Units will have a minimum earnout of 30% of target;

•                  Market Share Units will vest 50% on each of the second and third anniversary of grant; and

•                  Maximum payout opportunity is 200% of target.

2014 Performance Shares

•                  Expected date of grant is March 1, 2014;

•                  Subject to a three year performance period from date of grant;

•                  Performance goals will measure TSR relative to the S&P Mid-Cap Index;

•                  The Company’s and Mid-Cap Index’s TSR will be calculated by using a 40-day average for the beginning and ending measurements; and

•                  Maximum payout opportunity is 200% of target.

Payment

Payment of Market Share Units and Performance Shares will be made within 60 days following vesting.

Termination of Employment and Change in Control

•                  If your employment terminates without Cause or due to the Company’s nonrenewal of this Agreement or due to your resignation for Good Reason (as both are defined in your ESA) or your Retirement (defined as your termination after attaining age 55 and 10 years of service with the Company or any of its affiliates including time served before the Effective Date) within two years following the Effective Date, then 50% of all Market Share Units and Performance Shares, to the extent unvested, will vest at target.

•                  If your employment terminates without Cause or due to the Company’s nonrenewal of this Agreement or due to your resignation for Good Reason or your Retirement following the second anniversary of the Effective Date, then any unvested Market Share Units and Performance Shares will vest based on performance (subject to a minimum earnout of 30% for the MSUs), and those MSUs and Performance Shares will be pro-rated for the number of months you were employed during the applicable vesting period.

•                  Notwithstanding the foregoing, if your employment terminates without Cause or due to the Company’s nonrenewal of this Agreement or for Good Reason or due to your Retirement either (x) in connection with a Change in Control (as defined in the Company’s 2013 Stock Incentive Plan), subject to the consummation of the Change in Control within two months of the termination, or (y) on or within two years following a Change in Control, then all Market Share Units and Performance Shares, to the extent unvested, will vest in full at target on the date of your termination (or, if later, the date of the Change in Control).

Annex B

Long Term Incentive Awards After 2014

Terms and Conditions

Termination of Employment and Change in Control

•                  If you are terminated without Cause or resign for Good Reason (as both are defined in your ESA) or due to your Retirement (defined as your termination after attaining age 55 and 10 years of service with the Company or any of its affiliates including time served before the Effective Date) or the Company’s nonrenewal of this Agreement within two years following the applicable grant date, then 50% of all awards, to the extent unvested, will vest at target.

•                  If your employment terminates without Cause or due to resignation for Good Reason or due to your Retirement or the Company’s nonrenewal of this Agreement following the second anniversary of the applicable grant date, then any unvested portion of your awards will vest based on performance, and those awards will be pro-rated for the number of months you were employed during the applicable vesting period.

•                  Notwithstanding the foregoing, if your employment terminates without Cause or for Good Reason or due to your Retirement or the Company’s nonrenewal of this Agreement either (x) in connection with a Change in Control (as defined in the Company’s 2013 Stock Incentive Plan), subject to the consummation of the Change in Control within two months of the termination, or (y) on or within two years following a Change in Control, then all awards, to the extent unvested, will vest in full at target on the date of your termination (or, if later, the date of the Change in Control).

Annex C

Form of Staking Grant MSU Award Agreement

FIFTH & PACIFIC COMPANIES, INC.
[   ] MARKET SHARE UNIT AWARD
NOTICE OF GRANT:

PARTICIPANT NAME:

PARTICIPANT ID:

GRANT DATE:

NUMBER OF UNITS:	[ ] shares (“Target Shares”)

We are pleased to inform you that, pursuant to the Company’s 2013 Stock Incentive Plan, the Compensation Committee of the Board of Directors of Fifth & Pacific Companies, Inc., has made an award of market share units to you, subject to the terms and conditions set forth in the attached Grant Certificate.

*                                                                                         *                                                                                         *

[   ] STAKING MARKET SHARE UNIT AWARD GRANT CERTIFICATE

The Grant Certificate (the “Grant Certificate”) is made as of the Grant Date set forth in the attached Notice of Grant (the “Grant Date”), by and between Fifth & Pacific Companies, Inc. (the “Company”) and the employee named in the attached Notice of Award (the “Participant”).

The Compensation Committee (the “Committee”) of the Board of Directors of the Company (“Board”) has made the award described herein (the “Award”) to the Participant under the Company’s 2013 Stock Incentive Plan (the “Equity Plan”).  Any term that is capitalized but not defined herein shall have the meaning given to such term in the Equity Plan.

1.                                      [   ] Market Share Unit Award.  This Award consists of a number of market share units (the “MSUs”) set forth in the Notice of Grant (such number of MSUs, the “Target Shares”).

2.                                      Threshold Section 162(m) Goal.

(a)                                 No part of this Award shall vest and no amount shall be paid (or shares delivered) in respect of this Award unless and until the Committee certifies that the Company has achieved an adjusted operating income for the [   ] fiscal year of [   ] (the “162(m) Goal”).  If the 162(m) Goal is not achieved during the [   ] fiscal year, the Award shall be immediately cancelled and the Participant shall have no further rights with respect to the Award.

(b)                                 Once the Committee certifies that the 162(m) Goal has been achieved, the Participant’s entitlement to payment in respect of the Award shall be determined in accordance with the terms of this Grant Certificate.  In no event shall the Participant receive payment in respect of the Award in an amount that exceeds the maximum amount allocated to the Participant in the Committee’s resolution approving the establishment of the 162(m) Goal.

3.                                      Determination of Earned MSUs.

(a)                                 The “Performance Period” for one-half of the Target Shares shall be the period from the Grant Date to the third anniversary of the Grant Date and for the other half of the Target Shares shall be the period from the Grant Date to the fifth anniversary of the Grant Date.

(b)                                 The number of MSUs earned for each Performance Period shall equal (1) the Target Shares for that Performance Period multiplied by (2) the Settlement Price for that Performance Period divided by (3) the Grant Price; provided that the number of MSUs earned for any Performance Period may not be less than 30% or more than 200% of the Target Shares for that Performance Period (the “Earned MSUs” for that Performance Period).

(c)                                  The Earned MSUs for a Performance Period shall be determined by the Committee within 60 days following the end of the Performance Period.

(d)                                 The following terms have the meanings indicated below:

(1)                                 “Average Price” for any day means the average official closing price per share over the 40 consecutive trading days ending with and including that day (or, if there is no official closing price on that day, the last trading day before that day).

(2)                                 “Cause”, “Disability” and “Good Reason” have the meanings provided in the Executive Severance Agreement between the Participant and the Company (as it may be amended, replaced or supplemented in accordance with its terms).

(3)                                 “Determination Date” for any Performance Period means the last day of that Performance Period.

(4)                                 “Grant Price” shall be the Average Price for the Grant Date.

(5)                                 “Settlement Price” for any Determination Date means the Average Price for that Determination Date.

4.                                      Adjustments.  Notwithstanding anything to the contrary contained herein, pursuant to Section 3.7 of the Equity Plan, the Committee shall adjust this Award to reflect any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or similar corporate change, in such manner as the Committee may deem appropriate, in its sole discretion, to prevent the enlargement or dilution of the Participant’s rights.

5.                                      Settlement of Award.  The Participant’s Earned MSUs shall be settled by delivery of shares of Common Stock, on a one-for-one basis, as soon as practicable following the Committee’s determination of the number of Earned MSUs, and in no event later than 60 days following the Determination Date; provided that settlement shall be subject in all respects to Section 2 and no delivery of shares may occur before the Committee certifies whether the 162(m) Goal has been achieved (which determination will occur no later than the Determination Date for the first Performance Period).  Shares of Common Stock shall be issued by the Company in the name of the Participant by electronic book-entry transfer or credit of such shares to an account of the Participant maintained with a brokerage firm or other custodian as the Company determines.  Alternatively, in the Company’s sole discretion, such issuance may be effected in such other manner (including through physical certificates) as the Company may determine.

6.                                      Vesting; Termination of Employment; Change in Control.

(a)                                 Except as set forth in Section 6(b) and (c), if the Participant’s employment terminates for any reason on or before the end of a Performance Period, the Target Shares for that Performance Period shall be forfeited, there shall be no Earned MSUs for those Target Shares and the portion of the Award represented thereby (or the entire Award for a termination on or before the first Determination Date) shall be cancelled and the Participant shall have no rights with respect to the Award.

(b)                                 If the Participant’s employment is terminated by the Company without Cause, by the Participant for Good Reason, upon non-renewal of the Participant’s Employment Agreement by the Company, or due to the Participant’s death or Disability then:

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(1)                                 If the termination date is on or before the second anniversary of the Grant Date, 50% of the Target Shares shall be deemed to be Earned MSUs, and the Earned MSUs shall be settled in accordance with Section 5, and the date of termination shall become the Date of Determination.  The remaining Target Shares shall be forfeited in accordance with Section 6(a).

(2)                                 If the termination date is after the second anniversary of the Grant Date but on or before the third anniversary of the Grant Date, each Performance Period shall be deemed to have been completed, the date of termination shall become the Date of Determination for each Performance Period and the resulting Earned MSUs shall be prorated by multiplying the Earned MSUs by (A) the number of days during the relevant Performance Period up to and including the date of termination and dividing by (B) the total number of scheduled days in that Performance Period without giving effect to this Section 6(b).  The prorated Earned MSUs shall be settled in accordance with Section 5, and any remaining Target Shares shall be forfeited in accordance with Section 6(a).

(3)                                 If the termination date is after the third anniversary of the Grant Date, the remaining Performance Period shall be deemed to have been completed, the date of termination shall become the Date of Determination for that Performance Period and the resulting Earned MSUs shall be prorated by multiplying the Earned MSUs by (A) the number of days during the Performance Period up to and including the date of termination and dividing by (B) the total number of scheduled days in the Performance Period without giving effect to this Section 6(b).  The prorated Earned MSUs shall be settled in accordance with Section 5, and any remaining Target Shares shall be forfeited in accordance with Section 6(a).

(c)                                  Change in Control.  In the event the Participant’s employment is terminated by the Company (or its acquiror) without Cause, pursuant to the Participant’s resignation for Good Reason or due to the Company’s non-renewal of the Employment Agreement, in each case, in connection with a Change in Control (subject to the consummation of the Change in Control within two months of the termination) or on or within two years following a Change in Control, each Performance Period shall be deemed to have been completed, the date of termination (or, if later, the date of the Change in Control) shall become the Date of Determination for each Performance Period, all unvested Target Shares shall be deemed to be Earned MSUs, and the Participant shall vest in that number of Earned MSUs as of the date of such termination (or, if later, Change in Control).  In the event that the Earned MSUs become vested in accordance with this Section 6(c), such shares shall be settled in accordance with Section 5.

7.                                      Nature of MSUs.  The Participant shall have no rights as a stockholder with respect to this Award unless and until Common Stock has been delivered to the Participant upon settlement of the Award.  The MSUs are mere bookkeeping entries and represent only an unfunded and unsecured obligation of the Company to issue or deliver Common Stock on a future date, subject to the terms and conditions hereof.  As a holder of MSUs, the Participant has no rights other than the rights of a general creditor of the Company.  The MSUs carry neither voting rights nor rights to cash or other dividends.

8.                                      Plan Provisions.  The Award is subject to all of the terms and provisions of the Equity Plan and is subject to all of the terms and provisions therein.  In the event of any inconsistency between the provisions of the Grant Certificate and the Equity Plan, the provisions of the Grant Certificate shall govern.

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9.                                      Withholding Taxes.  Shares of Common Stock delivered pursuant to this Award shall be subject to applicable withholding taxes and the Company shall withhold from the delivery of Common Stock pursuant hereto shares having a value equal to the minimum amount of federal, state and other governmental tax withholding requirements related thereto.  Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined.  Fractional share amounts shall be settled in cash.  In lieu of such withholding, the Participant may elect, and the Company may require as a condition of delivery, that the Participant remit to the Company an amount in cash sufficient in the opinion of the Company to satisfy all or any portion of such tax withholding requirements.

10.                               Nature of Payments.  The grant of this Award is in consideration of services to be performed by the Participant for the Company and constitutes a special incentive payment.  The Award does not constitute salary, wages, regular compensation or contractual compensation for the year of grant or any subsequent year.  The parties agree that the Award is not to be included in or taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining (1) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, (2) any severance or other amounts payable under any other agreement between the Company and the Participant, or (3) any other employment related rights or benefits under law or any plan, program or agreement.

11.                               Administration.  The Committee shall have all rights, powers and obligations provided by the Equity Plan in connection with this Award and Grant Certificate.  Any certifications by the Committee pursuant to the Award shall be determined in writing and may be in any form determined by the Committee (including as part of applicable meeting minutes).

12.                               Notices.  Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Corporate Secretary, Fifth & Pacific Companies, Inc., 5901 Westside Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Participant by notice as provided in this Section 12.  Any notice to be given to the Participant hereunder shall be addressed to the Participant’s home address of record, or at such other address as the Participant may hereafter designate to the Company by notice as provided herein.  A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

13.                               Right of Discharge Preserved.  The grant of the Award and the terms set forth in the Grant Certificate shall not confer upon the Participant the right to continue in the employ or other service of the Company, and shall not affect any right which the Company may have to terminate such employment or service.

14.                               Successors and Assigns.  The terms of the Grant Certificate shall be binding upon and inure to the benefit of the Company and the successors and assigns of the Company.  Except as otherwise determined by the Committee in its sole discretion, the Participant’s rights and interests under the Award and the Grant Certificate may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature.  If the Participant (or those claiming under or through the Participant) attempts to violate this Section 14, such attempted violation shall be null and void and without effect.

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15.                               No Right to Future Awards.  The Award is a discretionary award.  Neither the Grant Certificate or the Equity Plan, nor the grant of the Award confers on the Participant any right or entitlement to receive another award under the Equity Plan or any other plan at any time in the future or with respect to any future period.

16.                               Governing Law.  The Award and the Grant Certificate shall be interpreted, construed and administered in accordance with the laws of the State of Delaware.

17.                               Entire Agreement.  The Grant Certificate, the Employment Agreement between the Participant and the Company, and the Equity Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the Award.  By accepting the Award, the Participant shall be deemed to accept all of the terms and conditions of the Grant Certificate and the Equity Plan.

18.                               Amendments.  Notwithstanding any provision set forth in the Grant Certificate or the Equity Plan and subject to all applicable laws, rules and regulations, the Committee shall have the power to:  (1) alter or amend the terms and conditions of the Award in any manner consistent with the provisions of Section 3.1 of the Equity Plan or (2) without the Participant’s consent, alter or amend the terms and conditions of the Award in any manner that the Committee considers necessary or advisable, in its sole discretion, to comply with, or take into account changes in, or interpretations or rescissions of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement.  Any alteration or amendment of the terms of the Awards by the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Committee shall give notice to the Participant of any such alteration or amendment as promptly as practicable after the adoption thereof.

19.                               Transferability.  Before the issuance of shares of Common Stock in settlement of this Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by the Participant’s creditors or by the Participant’s beneficiary, except (1) transfer by will or by the laws of descent and distribution or (2) transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon the Participant’s death.  All rights with respect to this Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

20.                               Clawback Policy; Right of Recapture.

(a)                                 Notwithstanding anything to the contrary in this Grant Certificate, all MSUs or shares of Common Stock issued in settlement of this Award shall be subject to any clawback policy adopted by the Company from time to time that applies to all senior executives (including, but not limited to, any policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law), regardless of whether the policy is adopted after the date on which the MSUs are granted, vest, or are settled by the issuance of shares of Common Stock.

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(b)                                 Notwithstanding anything to the contrary in this Grant Certificate, all MSUs payable or shares of Common Stock issued in settlement of this Award shall be subject to the right of recapture as set forth in Section 2.11 of the Equity Plan and, if the subsequent determination is that performance goals were achieved to a greater extent than originally determined, the Committee shall appropriately grant or vest awards to reflect the actual performance achievement.

21.                               Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, no shares of Common Stock shall be issued to the Participant upon vesting of this Award unless the Common Stock is then registered under the Securities Act of 1933 or, if such Common Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act.  By accepting this Award, the Participant agrees not to sell any of the shares of Common Stock received under this Award at a time when applicable laws or Company policies prohibit a sale.

22.                               Section 409A.

(a)                                 This Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) so as not to be subject to taxes, interest or penalties under Section 409A of the Code.  This Grant Certificate shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Participant of any tax, interest or penalty under Section 409A of the Code in respect of the Award.

(b)                                 Notwithstanding anything else herein to the contrary, any payment scheduled to be made to the Participant after the Participant’s separation from service shall not be made until the date six months after the date of the Participant’s separation from service to the extent necessary to comply with Section 409A(a)(B)(i) and applicable Treasury Regulations.  Following any such six-month delay, all such delayed payments shall be paid in a single lump sum on the date six months after the Participant’s separation from service.  For purposes of the Award, “separation from service” with the Company means a separation from service as defined in Section 409A of the Code determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(c)                                  If any provision of the Grant Certificate or the Equity Plan would, in the reasonable, good faith judgment of the Committee, result or likely result in the imposition on the Participant or his or her beneficiary of any additional tax, accelerated taxation, interest or penalties under Section 409A of the Code, the Company may modify the terms of the Grant Certificate, or may take any other such action, without the Participant’s consent, or the consent of his or her beneficiary, in the manner that the Company may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such additional tax, accelerated taxation, interest, or penalties or otherwise comply with Section 409A of the Code.  This Section 22 does not create an

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obligation on the part of the Company to modify the Grant Certificate and does not guarantee that the Award shall not be subject to additional taxes, accelerated taxation, interest or penalties under Section 409A of the Code.

[Remainder of Page Intentionally Left Blank]

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FIFTH & PACIFIC COMPANIES, INC.
By the Compensation Committee of the Board of Directors:

By:
Authorized Signature

Name:

Consented and Agreed to:

Annex D

Form of Release

SEPARATION AND RELEASE AGREEMENT

Effective this • day of •, Fifth & Pacific Companies, Inc. (including its subsidiaries, affiliates, divisions, successors, predecessors and assigns, collectively referred to as the “Company” or “us,” “we,” “our,” “ours”) and • (including his/her heirs, legal representatives, successors, and assigns, collectively referred to as “Executive” or “you,” “your,” “yours”), enter into this Separation and Release Agreement (“Agreement”).

1.                                      Separation Date.  Your last day of employment with the Company is • (the “Separation Date”).  You agree to resign, effective as of the Separation Date, from all positions, titles, duties, authorities and responsibilities (including without limitation from any board positions) with, arising out of or relating to your employment as [title] of the Company and you agree to execute all additional documents and take such further steps as may be required to effectuate such resignations.

2.                                      Consideration.  In consideration for signing this Agreement, and for complying with its terms and the terms of the Executive Severance Agreement entered into between you and the Company, effective •, 2014 (the “Executive Severance Agreement”) and the Employment Agreement entered into between you and the Company, effective •, 2014 (the “Employment Agreement”), and provided you do not revoke this Agreement within 7 days of the date you sign this Agreement (the “Revocation Period”), the Company agrees to provide you the payments and benefits, and take other related actions, as set forth in Sections 3(c) and 3(d) of the Executive Severance Agreement, your Employment Agreement and your equity awards.  A copy of the Executive Severance Agreement and Employment Agreement are attached hereto, incorporated by referenced herein and made a part hereof. (1)

3.                                      No Consideration Unless You Sign this Agreement.  You understand and agree that you would not receive the consideration specified in Section 2, and the payment of the consideration in Section 2 is subject to, the execution and non-revocation of this Agreement and your agreement to fulfill the promises contained in this Agreement and all surviving obligations and promises in the Executive Severance Agreement and the Employment Agreement.  You also understand and agree that the consideration specified in Section 2 is sufficient consideration in exchange for your promises and obligations in this Agreement, the Executive Severance Agreement and the Employment Agreement.

4.                                      Release.  You agree that, on behalf of yourself and your heirs, legal representatives, successors and assigns (hereinafter, collectively, the “Executive Released Parties”), and each of them, for good and valuable consideration does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company Released Parties (as defined below), from any and all known or unknown claims, demands, actions or causes of action that now exist or that may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Agreement, including, but not limited to, any and all claims whatsoever pertaining in any way to your employment at the Company or with any of the Company Released Parties (including any of their predecessors) or the termination of your employment, including, but not limited to, any claims under, as applicable:  (1) the Americans with Disabilities Act; the Family and

(1)  Note to Draft:  This form of Separation and Release Agreement assumes a termination under Section 3(c) of the ESA; to be updated as appropriate for other terminations.

Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state or local laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, including alleged inducement to enter into this Agreement; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including, but not limited to, earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Company Released Parties’ or Executive Released Parties’ express or implied contracts or under any federal, state, or local law, ordinance, or regulation; (8) any and all claims whatsoever against any of the Company Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefits; and (9) any and all claims whatsoever to reinstatement;  provided, however, that, notwithstanding anything to the contrary contained herein, this Agreement does not cover and specifically excludes your rights and claims directly or indirectly arising from or under or related to (A) any obligation of the Company to provide the benefits or payments described in this Agreement, (B) any indemnification, advancement of expenses, and/or contribution claims or rights that you might have under any agreement, plan, program, policy, bylaw or arrangement of the Company and/or any other Company Released Parties, or under any applicable law, (C) the Consolidated Omnibus Budget Reconciliation Act (COBRA), (D) any vested equity, (E) any profit-sharing and/or retirement plans or other benefits in which you have vested rights, (F) unemployment benefits, and (G) any equity, phantom equity or incentive compensation grant or plan (including but not limited to the Staking Grant set forth in Section 4(a) of the Employment Agreement and any LTIPs), for which your rights are determined by the applicable grant and plan documents.  You and the Company also intend that this Section 4 shall operate as a waiver of all unknown claims of the type being released hereunder.  You warrant, on the one hand, that you are currently unaware of any such claim, demand, action, or cause of action against any of the Company Released Parties, and the Company hereby warrants, on the other hand, that it is currently unaware of any such claim, demand, action, or cause of action against any of the Executive Released Parties, which you have not released pursuant to this Section 4 except for the rights and/or claims relating to the matters specifically excluded above.  For purposes of this Section 4, “Company Released Parties” means, collectively, the Company and its present and former related companies, subsidiaries and affiliates, and all of their present and former employees, officers, directors, owners, shareholders, shareholders’ employees, agents, attorneys, insurers, and operators, including in their individual capacity, and each of its and their successors and assigns, but only in their capacity as such (i.e., not in their individual capacity unrelated to their affiliation with the Company or any of its related companies, subsidiaries or affiliates).

5.                                      Acknowledgments and Affirmations.  You affirm that you have not filed, caused to be filed, and are presently not a party to, any claim against the Company.  You also affirm that, other than any payments or benefits set forth in this Agreement, you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may have been eligible or entitled.  You affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.  You also affirm that you have no known workplace injuries or occupational diseases that are not the subject of pending Workers Compensation claims.  You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.  The Company and you both acknowledge that this Agreement does not limit either’s right, where applicable, to file a claim with or participate in an investigation or proceeding by the Equal Employment Opportunity Commission (EEOC) or any comparable federal, state or local governmental agency.  To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.  You acknowledge and understand that nothing in this Agreement serves as a waiver of your rights under the Company’s 401(k) Savings and Profit Sharing Plan, Supplemental Executive Retirement Plan (SERP) and equity, phantom equity and incentive compensation awards.  [You further acknowledge and understand that the benefit you receive from your use of the discount card after your last day of employment, including but not limited to the value of the discount you receive, is considered taxable income under the current U.S. tax regulations, and that you — not the Company — shall be solely responsible for tracking, calculating, reporting and paying any taxes in connection with such income to the I.R.S.  You further agree to indemnify and defend the Company in connection with any taxes or penalties the Company may incur or be assessed by the I.R.S with respect to your use of such discount card after your last day of employment, including but not limited to any failure by you to track, calculate, report or pay any taxes in connection with your use of such discount card.](1)

6.                                      Confidentiality of Agreement.  You agree not to disclose any information regarding the terms and conditions of this Agreement, except to your spouse, domestic or civil union partner, tax advisors, financial planners and/or attorneys with whom you choose to consult regarding your consideration of this Agreement, or as otherwise required by law.

7.                                      Return of Property.  You affirm that you have returned all, and have not maintained copies of, the Company’s property, including paper and electronic records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information (as defined in Section 4 of the Executive Severance Agreement), that was within your possession and control.  You also affirm that you have in your possession all of your personal property that you had at the Company’s premises and that the Company is not in possession of any of your personal property.  If at any time after signing this Agreement you discover that you have in your possession any Company property, you agree to return it to us immediately.

8.                                      Restrictions & Covenants

a)                                     Executive’s Confidentiality.  You reaffirm and agree that you shall comply with the confidentiality obligations set forth in Section 4 of the Executive Severance Agreement.  You understand and agree this obligation continues after the Separation Date, and does not expire.

(1)  To be included if appropriate.

b)                                     Executive’s Competition, Solicitation & Interference.  You reaffirm and agree that you shall comply with the restrictions and obligations set forth in Section 5 of the Executive Severance Agreement.  The Executive acknowledges that the restrictive covenants contained in Section 5 of the Executive Severance Agreement are reasonable and valid in temporal scope and in all other respects.

c)                                      Mutual Non-Disparagement.  You and the Company reaffirm and agree to the mutual non-disparagement clauses set forth in Section 5 of the Executive Severance Agreement and Section 6(b) of the Employment Agreement.

9.                                      Remedies.                                        The Parties agree that Section 6 of the Executive Severance Agreement shall apply to any breach or threatened breach of Section 8 of this Agreement.

10.                               Notifications.  You agree that the notification requirements set forth in this Agreement are satisfied exclusively by written notice to • or his designee, and notification must be delivered in person to • or his designee, or sent by certified mail or recognized overnight carrier, addressed to “Fifth & Pacific Companies, Inc., 5901 Westside Avenue, North Bergen, New Jersey 07047, Attn:  •.”

11.                               Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of New York and without regard to conflict of law provisions.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach, with the prevailing party to reimburse the other for attorneys’ fees and costs.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  The parties also agree that if there is any question as to interpretation of any provision of this Agreement, then there shall be no presumption against the drafter of this Agreement.

12.                               No Admission of Wrongdoing.  The Company and you agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or you of wrongdoing or evidence of any liability or unlawful conduct of any kind.

13.                               Cooperation Obligations.  You agree to reasonably cooperate in the defense of the Company against any threatened or pending litigation or in any investigation or proceeding that relates to any events or actions which occurred during or prior to the term of your employment with the Company.  Furthermore, you agree to reasonably cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of your employment with the Company.  From and after the Separation Date, except as requested by the Company or as required by law, you shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or (ii) threatened or pending government investigation involving the Company.  In addition, except as required by law, you shall not disclose any confidential or privileged information in connection with any pending litigation or investigation or proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor.  If you are required to cooperate with the Company in accordance with this Section 13, the Company shall pay you a reasonable per diem fee, in addition to any expense reimbursement, for such assistance, based on your annual base salary rate immediately preceding the Separation Date.

14.                               Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both the Company and you in which specific reference is made to this Agreement.

15.                               Entire Agreement.  Except as set forth herein, this Agreement sets forth the entire agreement between the Company and you, and fully supersedes any prior agreements or understandings the Company may have had with you except for the Parties continuing obligations under the Executive Severance Agreement and the Employment Agreement, which obligations remain in full force and effect, except as may be waived herein.  You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.

16.                               Compliance with Law.  This Agreement is intended to comply with the requirements of Section 409A of the Code and the parties hereto agree to treat payments and entitlements hereunder consistent with that intent.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

17.                               Tax Withholding.  The Company is hereby authorized to withhold from any consideration due under this Agreement the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.

18.                               Recoupment.  To the extent required under applicable laws, rules under any administrative or other judicial proceeding, and regulations, the Company shall be entitled to recoup, and you shall be required to repay, any payments or benefits pursuant to this Agreement.

YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  YOU ARE ALSO ADVISED OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS AGREEMENT.

YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU SIGN THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO • AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AND AGREEMENT, EFFECTIVE •, •.”  THE REVOCATION MUST BE PERSONALLY DELIVERED OR SENT BY CERTIFIED MAIL OR RECOGNIZED OVERNIGHT CARRIER, TO • OR HIS DESIGNEE, OR MAILED TO “FIFTH & PACIFIC COMPANIES, INC., 5901 WESTSIDE AVENUE, NORTH BERGEN, NEW JERSEY 07047, ATTN:  •” AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.  PAYMENTS OR OTHER CONSIDERATION PROVIDED IN SECTION 2 OF THIS AGREEMENT SHALL NOT BE PROVIDED UNTIL AT LEAST SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY THIS AGREEMENT IS FULLY EXECUTED.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE LENGTH OF THE ORIGINAL CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS ASSOCIATE HAS OR MIGHT HAVE AGAINST THE COMPANY RELEASED PARTIES.

The Company and you knowingly and voluntarily sign this as of the date(s) set forth below:

[Executive]	Fifth & Pacific Companies, Inc.

By:	By:
[Name]
[Title]

Date:	Date: